Exhibit 99.1

News Release

For Immediate Release	August 8, 2003

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today a quarterly dividend of $0.09 per share, payable September 2, 2003 to shareholders of record on August 15, 2003.  Robert A. Altieri, President & CEO, stated that the cash dividend rate was based on stable current earnings and future prospects for the Company. Net income for the quarter ended June 30, 2003 was $265,000, or $0.09 per share, compared to $886,000, or $0.31 per share for the same period of 2002.  Net income for the six months ended June 30, 2003 was $614,000, or $0.22 per share, compared to $1,212,000, or $0.43 per share, for the same period of 2002.  The results for the quarter and six month periods ended June 30, 2002 include a pre-tax gain of $688,000 on the Bank’s sale of its interest in a branch in Baltimore County.  As described below, earnings for the quarter and year to date were negatively impacted by a historically low interest rate environment.

Over the past two years, the industry has experienced record-breaking interest rate reductions.  These historically low interest rates have slowed the Company’s ability to reach its income goals.  The commitment to the Company’s business strategies set forth in 2001 continue to show positive balance sheet results; however, the volatile market conditions and ongoing economic uncertainty have had an impact on the Company’s ability to transition into an institution rivaling its peers in profitability.  Significant balance sheet improvement was recognized in 2002 by focusing on commercial lending and less on long-term commodity type asset growth, and more improvement has been accomplished in 2003.  As planned, this resulted in double digit commercial loan growth for each quarter since the plan’s inception.  The unprecedented rate reductions and rapid reduction in the Company’s residential loan portfolio, coupled with interest expense on high cost certificates of deposit and borrowings have resulted in lower than expected earnings.  Conversely, the third quarter of 2003 will be marked with the favorable repricing of $28.5 million of these high funding cost certificates of deposit originated in 2000.  The Company will continue to reprice liabilities and reduce interest expense while focusing lending efforts on a growing commercial lending portfolio.

In the second quarter of 2003, the Company activated Carrollton Mortgage Services, Inc.  CMSI is a full service mortgage subsidiary of Carrollton Bank offering mortgage products that are sold on the secondary market.  This reactivation has and will increase fee income in 2003 without significant interest rate risk as these loans will be sold as originated.

Noninterest income continues to be a large contributor to the Company’s profitability during this transition period.  Noninterest income for the first six months of 2003 was $4,088,000 compared to $4,132,000 in 2002, a decrease of 1%.  Results for the second quarter of 2002 included a pre-tax gain of $688,000, $422,000 net of tax, on the branch divestiture. Results for 2003 and 2002 included gains of $347,000 and $103,000, respectively, on security sales.

Market conditions continue to adversely affect the profitability of Carrollton Financial Services, Inc.  Carrollton Financial Services, Inc. had fee income of $241,000 in the first six month s of 2003 compared to $412,000 for the comparable period of 2002, a 42% decrease.  The Company has taken steps to increase brokerage fee income by licensing existing sales associates to market specific products in its Financial Centers in 2003.

Mr. Altieri stated that management and the Board of Directors believe that earnings will improve based on monthly results and economic forecasts.  We believe “the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.  While the prevailing low interest rates on loan products and high funding cost of borrower funds strains our net interest margin, we believe we are positioned to enhance profitability once interest rates return to more traditional levels.  We have informed our shareholders of our course of action as well as the fact that it is a multi-year transformation, and we believe that our shareholders see the value in the long-term prospects for the Company, and will bear with us in the process.”

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of ten branch offices in central Maryland and a network of 152 ATMs located in Maryland, Virginia, and West Virginia, all ATMs will be fully depreciated prior to the fourth quarter of 2004.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

A summary of financial information follows.  For additional information, contact Randall M. Robey, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp and Subsidiary

	Quarter Ended June 30			Six Months Ended June 30
	2003	2002	%Change	2003	2002	%Change
Results of Operations
Net interest income	$2,133,753	$2,648,956	-19%	$4,431,749	$5,216,988	-15%
Provision for loan losses	121,500	131,500	-8%	243,000	263,000	-8%
Non-interest income	2,175,138	2,504,580	-13%	4,088,434	4,131,776	-1%
Non-interest expenses	3,833,056	3,696,614	4%	7,366,045	7,302,357	1%
Income taxes	89,574	439,327	-80%	297,133	571,789	-48%
Net income	264,761	886,095	-70%	614,005	1,211,618	-49%

Per Share - Note 1
Net income	0.09	0.31	-71%	0.22	0.43	-49%
Cash dividends declared	0.09	0.09	0%	0.18	0.18	0%
Book value				12.11	11.95	1%
Common stock closing price				17.25	13.52	28%

At June 30
Short term investments				23,601,237	4,487,983	426%
Investment securities				81,926,654	77,099,551	6%
Loans held for sale				3,239,178	0	100%
Gross loans (net of unearned income)				196,312,088	218,090,737	-10%
Earning assets - Note 2				303,882,870	299,739,130	1%
Total assets				338,957,385	328,940,971	3%
Total deposits				241,755,796	235,962,527	2%
Shareholders’ equity				34,228,440	33,880,105	1%

Common shares outstanding - Note 1				2,826,687	2,835,354

Average Balances
Short term investments	26,499,541	14,079,520	88%	23,001,369	12,073,471	91%
Investment securities	75,950,857	78,794,584	-4%	76,515,901	88,551,308	-14%
Loans held for sale	1,058,868	0	100%	532,359	0	100%
Gross loans (net of unearned income)	194,669,101	219,637,010	-11%	197,692,894	219,621,569	-10%
Earning assets - Note 2	297,086,737	313,658,166	-5%	296,984,541	321,293,892	-8%
Total assets	328,685,665	338,708,138	-3%	325,775,600	347,163,213	-6%
Total deposits	232,984,296	246,688,152	-6%	231,114,833	254,914,745	-9%
Shareholders’ equity	34,224,216	33,720,450	1%	34,083,799	33,274,939	2%

Earnings Ratios
Return on average total assets	0.32%	1.05%		0.38%	0.70%
Return on average shareholders’ equity	3.09%	10.51%		3.60%	7.28%
Net yield on average earning assets - Note 2	2.94%	3.50%		3.07%	3.37%
Interest rate spread - Note 2	2.45%	2.91%		2.57%	2.83%

Credit Ratios
Nonperforming assets as a percent of period-end loans and other real estate				1.24%	1.32%
Allowance to total loans				1.88%	1.60%
Net loan losses to average loans	0.03%	0.04%		0.04%	0.05%

Capital Ratios (period end)
Shareholders’ equity to total assets				10.10%	10.30%
Leverage capital - Note 3				9.53%	9.48%
Tier 1 risk-based capital - Note 3				13.62%	13.68%
Total risk-based capital - Note 3				15.26%	14.94%

Note 1:                                  Per share amounts and common shares outstanding have been adjusted to retroactively reflect the effect of a 5% stock dividend declared by the Board of Directors on October 24, 2002.

Note 2:                                  Calculated using amortized cost basis of investments which does not consider the effect of market value gains or losses resulting from Statement of Financial Accounting Standards No. 115.

Note 3:                                  Regulatory capital ratios exclude the net unrealized holding gains or losses on available for sale securities, except that 45% of the unrealized market value gains on equity securities are included in total capital in accordance with regulations.